Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Investor Relations:	Media Inquiries:
Rick Smith, President & CEO	Jessica Freitas
(530) 898-0300	Email: jessicafreitas@tcbk.com
Cell: (530) 570-1665
Tri Counties Bank Acquires Assets and Deposits of Granite Community Bank, Granite Bay, California from the FDIC
Chico, Ca. —(May 28, 2010)— TriCo Bancshares (NASDAQ:TCBK — News) (the “Company”), parent company of Tri Counties Bank, today announced that Tri Counties Bank has acquired substantially all of the assets and deposits of Granite Community Bank, headquartered in Granite Bay, California from the Federal Deposit Insurance Corporation (FDIC) as Receiver, following Granite Community Banks closure today, May 28, 2010. As of March 31, 2010, Granite Community Bank, N.A. had approximately $102.9 million in total assets and $94.2 million in total deposits. Tri Counties Bank did not pay the FDIC a premium for the deposits of Granite Community Bank, N.A. In addition to assuming all of the deposits of the failed bank, Tri Counties Bank agreed to purchase essentially all of the assets.
The FDIC and Tri Counties Bank entered into a loss-share transaction on $89.3 million of Granite Community Bank, N.A.’s assets. Tri Counties Bank will share in the losses on the asset pools covered under the loss-share agreement.
Today’s acquisition announcement follows a decision by the Office of the Controller of the Currency to close Granite Community Bank and have the FDIC accept the receivership.
All former Granite Community Bank’s branch locations will reopen during normal business hours beginning Tuesday, June 1, 2010, as branches of Tri Counties Bank. Granite Community Bank depositors will automatically become customers of Tri Counties Bank and will have uninterrupted access to their funds, all of which will continue to be insured by the FDIC up to the FDIC’s maximum limit. Former Granite Community Bank customers should continue to bank as usual. Checks drawn on Granite Community Bank will continue to be processed. Loan customers should continue to make their payments as they normally would.
Rick Smith, President and Chief Executive Officer at Tri Counties Bank commented, “Our top priority is to assure all customers that their deposits are safe and remain readily available to them. We are excited to have the former Granite Community Bank customers and employees as part of the Tri Counties Bank family. Tri Counties Bank is a well-capitalized community banking institution with a strong history of providing high levels of personalized service to banking customers throughout Northern California. We believe that former Granite Community Bank customers will benefit from our 12 additional branches located throughout the Sacramento area including our 4 existing branches in the Granite Bay/Roseville area. Smith went on to say, “We are all committed to a strong and prosperous Placer County with an economic future led by a healthy community bank with satisfied customers. We look forward to offering our deposit, loan and investment products to the individuals, businesses and communities that we serve.
Smith added, “Former Granite Community Bank customers should know that it will be business as usual for them. Banking hours will remain the same. They will handle their banking business at their existing banking offices with the same friendly employees that they have come to know. They can rest assured that all deposits are insured up to the maximum coverage allowed under FDIC insurance. We will continue to communicate details as soon as they are available, and we will work hard to make certain the transition is as seamless as possible for our customers. Customers will find additional information at our Website at http://www.tricountiesbank.com.”
Customers who have questions about today’s transaction can call the FDIC toll-free at 1-800-523-8713. The phone number will be operational this evening until 9:00 p.m.; on Saturday, May 29, from 9:00 a.m. to 6:00 p.m.; on Sunday, May 30, from Noon to 6:00 p.m.; on Monday, May 31 from 8:00 am to Noon; and thereafter from 8:00 a.m. to 8:00 p.m. Interested parties can also visit the FDIC’s website at http://www.fdic.gov/bank/individual/failed/cfbancorp.html.
About TriCo Bancshares
TriCo Bancshares, Inc. is a bank holding company headquartered in Chico, Ca. Its wholly owned subsidiary, Tri Counties Bank is a community bank with a 35 year history of community banking in Northern California. It operates 32 traditional branches and 26 in-store branches in 23 California Counties. Tri Counties Bank offers financial services and provides a diversified line of products and services to consumers and businesses, which include demand, savings and time deposits, consumer finance, online banking, mortgage lending, and commercial banking throughout its market area. It operates a network of 67 ATMs and a 24-hour, seven days-a-week telephone customer service center. Brokerage services are provided by the Bank’s investment services affiliate, Raymond James Financial Services, Inc. For further information please visit the Tri Counties Bank web site at http://www.tricountiesbank.com.